EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS ANNOUNCES FOURTH QUARTER 2007 U.S. NET
PRODUCT REVENUES OF $83.9 MILLION AND FULL YEAR 2007 U.S. NET
PRODUCT REVENUES OF $285.1 MILLION

Full Year 2007 Total Net Revenues Were $294.6 Million

Lexington, MA, January 7, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today reported U.S. net product revenues of $83.9 million (unaudited) for the fourth quarter of 2007 for its antibiotic product CUBICIN® (daptomycin for injection). This result represents an increase of 49%, or $27.6 million, from fourth quarter 2006 U.S. net product revenues. Full year 2007 U.S. net product revenues were $285.1 million (unaudited). This result represents an increase of 50%, or $95.5 million, from full year 2006 U.S. net product revenues. Full year 2007 international net product revenues were $5.3 million (unaudited). This represents an increase of $4.5 million from full year 2006 international product revenues.

Mike Bonney, President and CEO of Cubist said, “CUBICIN continues to deliver historic performance four years after its launch as an important and much needed therapy for the treatment of serious, often life-threatening infections caused by multi-drug resistant Staphylococcus aureus, or MRSA. These results reflect successful execution by our acute care commercial organization and the dedication of Cubist scientists in response to this significant public health problem.”

Cubist will issue its full earnings release and host its fourth quarter and full year 2007 earnings conference call and webcast with slides on Wednesday, January 23rd.  The webcast presentation will also include a discussion of the company’s business activities, financial outlook, and current news.  Details are provided below.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss its fourth quarter and full year 2007 financial results, business activities and financial outlook.

WHEN:  Wednesday, January 23, 2008 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-0778

LIVE INTERNATIONAL CALL-IN:  201-689-8565

24-HOUR REPLAY DOMESTIC & CANADA:  877-660-6853

24-HOUR REPLAY INTERNATIONAL:  201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):
ACCOUNT #: 286 , CONFERENCE ID #: 260424

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:
www.cubist.com

Replay will be available for 30 days via the Internet

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections.)  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (ii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iii) any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; (iv)  competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; (v)  whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner for additional studies of CUBICIN or any other drug candidate we seek to enter into clinical trials; (vi)  whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in countries where it is not yet approved; (vii) legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; (viii)   changes in government reimbursement for our or our competitors’ products; (ix) whether or not third parties may seek to market generic versions of our products by filing Abbreviated New Drug Applications, or ANDAs, with the FDA, and the results of any litigation that we file to defend and/or assert our patents against such generic companies; (x) our ability to conduct successful clinical trials in a timely manner; (xi) the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; (xii)  the ability of our third party manufacturers, including our single source provider of active pharmaceutical ingredient, or API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (xiii) our dependence upon collaborations with our partners and our partners’ ability to execute on development, regulatory and sales expectations in their territories; (xiv) our ability to finance our operations; (xv) the effectiveness of our sales force and our sales force’s ability to access targeted physicians; (xvi) potential costs resulting from product liability or other third party claims; (xvii) our ability to protect our proprietary technologies; (xviii)  our ability to integrate successfully the operations of Illumigen Biosciences, Inc., which we recently acquired,  or any other  business that we may acquire and the potential impact of the acquisition of Illumigen or any other future acquisition on our financial results; (xxii) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xxiii) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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